Cytokinetics, Incorporated Sharon Surrey-Barbari SVP, Finance and CFO (650) 624-3000	Burns McClellan, Inc. Clay A. Kramer (investors) Justin Jackson (media) (212) 213-0006

CYTOKINETICS, INCORPORATED REPORTS
FOURTH QUARTER AND YEAR END 2006 FINANCIAL RESULTS

Company Provides Update on Cardiovascular and Oncology Programs and 2007 Guidance

SOUTH SAN FRANCISCO, CA, January 31, 2007 – Cytokinetics, Incorporated (Nasdaq: CYTK), reported revenues from research and development collaborations of $0.2 million for the fourth quarter of 2006. Net loss for the fourth quarter of 2006 was $15.9 million or $0.41 per share. As of December 31, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $115.6 million.

“The fourth quarter of 2006 ended with the signing of a collaboration agreement with Amgen relating to CK-1827452 and other cardiac myosin activators as potential therapies for the treatment of heart failure,” stated James H. Sabry, M.D., Ph.D., Cytokinetics’ Executive Chairman. “This new alliance, together with our amended collaboration agreement with GlaxoSmithKline announced in November, sets a course for Cytokinetics to lead the next-stage development efforts for our three most advanced drug candidates, CK-1827452, ispinesib, and SB-743921. And now, under the leadership of the company’s new Chief Executive Officer, Robert I. Blum, we are looking forward to moving our oncology and cardiovascular programs forward in development through proof-of-concept stages and towards registration studies.”

“We believe Cytokinetics is now strategically in a position to capitalize on the opportunities presented by the clinical advancement of our novel drug candidates and plan to use our increased financial resources to enable the progression of other promising programs arising from our continued research directed to the cytoskeleton,” added Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Our activities in 2006 set the stage for what we hope will be an important year for us in 2007 as we continue to mature our business prospects to benefit patients and shareholders.”

Company Highlights

Corporate Developments

•	Last week, Cytokinetics announced changes to its executive management team and Board of Directors with the promotion of Robert I. Blum to the position of Chief Executive Officer and the appointment of Dr. James H. Sabry, to the position of Executive Chairman of the Board of Directors. Mr. Blum has also been appointed as a Director to the company’s Board of Directors, increasing the total number of members of the Board to eight. In addition, Cytokinetics announced the appointment of Mark McDade, Chief Executive Officer of PDL BioPharma, Inc., as the company’s Lead Outside Director.

Mr. Blum, who most recently served as Cytokinetics’ President, will assume additional responsibilities as the company’s CEO, including the leadership for day-to-day operating activities while continuing to work closely with Dr. Sabry and members of the executive team to implement plans for the company’s continued development. Dr. Sabry, who co-founded the company in 1997, and has since held the post of Chief Executive Officer, will continue his full-time employment at the company as Executive Chairman of the Board, focusing his efforts on extending the company’s vision and long-range planning, as well as on other assignments aimed at advancing and expanding the company’s drug candidate portfolio.

•	Earlier this month, Cytokinetics announced a strategic collaboration with Amgen to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure. In addition, Amgen obtained an option to participate in the future development and commercialization of Cytokinetics’ lead drug candidate arising from this program, CK-1827452, which recently completed two Phase I clinical trials. The collaboration is worldwide, excluding Japan.

Under the terms of the agreement, Cytokinetics received a non-refundable up-front license and technology access fee of $42.0 million. In addition, Amgen has purchased 3,484,806 shares of Cytokinetics common stock at $9.47 per share and an aggregate purchase price of approximately $33.0 million.

Joint research activities will focus on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. During the initial two-year research term, in addition to performing research at its own expense under the collaboration, Cytokinetics will continue to conduct all development activities for CK-1827452 at its own expense subject to Amgen’s option and according to an agreed development plan. To exercise its option, Amgen would pay a non-refundable exercise fee of $50.0 million and thereafter would be responsible for the development and commercialization of CK-1827452 and related compounds, at its expense, subject to development and commercial participation rights of Cytokinetics. Cytokinetics may be eligible to receive pre-commercialization and commercialization milestone payments of up to $600 million on CK-1827452 and other products arising from the research as well as royalties that escalate based on increasing levels of annual net sales of products commercialized under the collaboration. Cytokinetics also has the opportunity to earn increased royalties by participating in Phase III development costs. In that case, Cytokinetics could co-promote products in North America and would be expected to play a significant role in the agreed commercial activities in institutional care settings, at Amgen’s expense. If Amgen elects not to exercise its option on CK-1827452, Cytokinetics may then proceed to independently develop CK-1827452 and the research collaboration would terminate.

•	In November, Cytokinetics announced an amendment to the company’s collaboration and license agreement with GlaxoSmithKline (GSK), under which Cytokinetics assumed responsibility for the costs and activities of the continued development of ispinesib and SB-743921, subject to GSK’s option to resume responsibility for some or all development and commercialization activities associated with each of these novel drug candidates within a future undisclosed but pre-determined time frame. Under the revised agreement, Cytokinetics will conduct a focused development program for ispinesib in the treatment of patients with locally advanced or metastatic breast cancer. This program builds upon previous data from a broad series of Phase I and Phase II clinical trials and would be designed to further define the clinical activity profile of ispinesib in advanced breast cancer patients, in preparation for potentially initiating a Phase III clinical trial of ispinesib for the second-line treatment of advanced breast cancer.

Cardiovascular

•	In December, Cytokinetics announced results from a Phase I oral bioavailability study of CK-1827452 in healthy volunteers which supported the advancement of an oral formulation of CK-1827452 into Phase II clinical trials. This study was designed as an open-label, four-way crossover study in ten healthy volunteers designed to investigate the absolute bioavailability of two oral formulations (liquid and immediate-release solid formulations) of CK-1827452 versus an intravenous dose. In addition, the effect of taking the immediate-release solid formulation in a fed versus fasted state on CK-1827452’s relative bioavailability was also assessed. Volunteers were administered CK-1827452 at 0.125mg/kg under each of four different conditions in random order: (i) a reference intravenous infusion at a constant rate over one hour, (ii) a liquid solution taken orally in a fasted state, (iii) an immediate-release solid formulation taken orally in a fasted state, and (iv) an immediate-release solid formulation taken orally following consumption of a standard, high-fat breakfast. Pharmacokinetic data from this study demonstrated oral bioavailability of approximately 100% for each of the three conditions of oral administration. The median time to maximum plasma concentrations after dosing was 0.5 hours for the liquid solution taken orally, 1 hour for the immediate-release solid formulation taken in a fasted state, and 3 hours for the immediate-release solid formulation taken after eating. The rapid and essentially complete oral absorption observed between subjects suggests that predictable plasma levels can be achieved with chronic oral dosing in patients with heart failure.

•	In November at the American Heart Association’s Annual Scientific Sessions Meeting held in Chicago, IL, John R. Teerlink, M.D.,Associate Professor of Medicine at the University of California, San Francisco, and Director of the Heart Failure Clinic, Veterans Affairs Medical Center, San Francisco, presented clinical data for CK-1827452. The oral presentation highlighted Phase I clinical trial data on the safety, tolerability, pharmacokinetics and pharmacodynamic profile of a six hour infusion of CK-1827452 in healthy volunteers. Data from this clinical trial indicated that the maximum tolerated dose (MTD) was 0.5 mg/kg/hr for this regimen. At this dose, the six-hour infusion of CK-1827452 produced statistically significant mean increases in left ventricular ejection fraction and fractional shortening of 6.8 and 9.2 absolute percentage points, respectively, as compared to placebo. Importantly, these increases in indices of left ventricular function were associated with a mean prolongation of systolic ejection time of 84 milliseconds, which was also statistically significant. These mean changes in ejection fraction, fractional shortening and ejection time were dose-proportional and exhibited linear, dose-proportional pharmacokinetics across the range of doses studied. At the MTD, CK-1827452 was well-tolerated when compared to placebo. The adverse effects at the dose levels exceeding the MTD in humans appeared similar to the adverse findings observed in the preclinical safety studies which occurred at similar plasma concentrations. These effects are believed to be related to an excess of the intended pharmacologic effect, resulting in excessive prolongation of the systolic ejection time, and resolved promptly with discontinuation of the infusions of CK-1827452. The Phase I clinical trial activity of CK-1827452 is consistent with results from preclinical models that evaluated CK-1827452 in both normal dogs and dogs with heart failure. In addition, the company made two non-clinical presentations. The first demonstrated that CK-1827452 increased stroke volume and fractional shortening in normal dogs and increased cardiac output, stroke volume and fractional shortening in dogs with heart failure. The second study concluded that cardiac myocytes isolated from rats with heart failure do not become desensitized to cardiac myosin activators and that cardiac myofibrils isolated from rats with heart failure respond similarly to a myosin activator in comparison to cardiac myofibrils isolated from experimental controls.

Oncology

•	In December, we announced that the National Cancer Institute (NCI), in collaboration with GSK, had initiated a Phase II clinical trial designed to evaluate the safety and efficacy of ispinesib, our novel kinesin spindle protein (KSP) inhibitor, as second-line treatment for patients with renal cell cancer. This is an open label clinical trial that is planning to treat between 18-35 patients administered at 7mg/m2 as a one-hour infusion on days 1, 8 and 15 of a 28-day schedule. The primary endpoint of this clinical trial is response rate as defined by Response Evaluation Criteria in Solid Tumors (RECIST).

•	Also in December, we announced that the NCI, in collaboration with GSK, had initiated a dose-finding Phase I clinical trial to evaluate ispinesib as monotherapy in pediatric patients with relapsed or refractory solid tumors. This clinical trial is planning to treat approximately 30 patients as a one-hour infusion on days 1, 8 and 15 of a 28-day schedule and is designed to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of ispinesib in this patient population.

•	In December, we announced the presentation of pre-clinical data relating to ispinesib at the 2006 Annual Meeting of the American Society of Hematology in Orlando, FL. The preclinical study was designed to evaluate whether cell cycle arrest induced by inhibition of KSP with ispinesib may have a therapeutic potential in the treatment of multiple myeloma. Results demonstrated that KSP inhibition with ispinesib was able to induce growth arrest and apoptosis in myeloma cells, and overcome resistance to both conventional drugs and novel agents such as bortezomib.

•	In December, Cytokinetics presented four posters at the 46th Annual American Society for Cell Biology Meeting in San Diego, CA. These poster presentations examined a range of research data aimed at strengthening our scientific understanding in the area of cytoskeletal biology and pharmacology.

•	In November at the 2006 EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Prague, Czech Republic, GSK presented clinical data from a Phase Ib clinical trial of ispinesib in combination with capecitabine in patients with advanced solid tumors. The data from this ongoing clinical trial demonstrated that the combination of ispinesib and capecitabine may have an acceptable tolerability profile. In addition, no pharmacokinetic interactions were observed when ispinesib was used in combination with capecitabine, on the study’s treatment schedule. The optimally tolerated regimen in this clinical trial was not defined, however, the MTD of ispinesib at 18 mg/m2, administered as an intravenous infusion every 21 days, was tolerated with therapeutic doses of capecitabine, specifically daily oral doses of 2000 mg/m2 and 2500 mg/m2 for 14 days, and plasma concentrations of ispinesib did not appear to be affected by the presence of capecitabine. Dose-limiting toxicities consisted of Grade 2 rash that did not allow 75% of the capecitabine doses to be delivered and prolonged Grade 4 neutropenia. In this clinical trial, a total of 12 patients had a best response of stable disease by the RECIST criteria. A patient with breast cancer had the longest duration of stable disease of 12 months.

•	In the fourth quarter, GSK continued to treat a patient in a Phase II clinical trial evaluating ispinesib as second-line treatment for patients with advanced ovarian cancer and a patient in the Phase Ib clinical trial of ispinesib in combination with capecitabine.

•	The NCI concluded patient enrollment in each of four Phase II clinical trials, one evaluating ispinesib as monotherapy in the treatment of hormone refractory prostate cancer, another in colorectal cancer, a third in hepatocellular cancer, and a fourth in melanoma. All patients are now off study drug in the prostate cancer and hepatocellular cancer trials. While enrollment is complete, patients remain on study drug in the clinical trials evaluating ispinesib in patients with colorectal cancer and melanoma.

•	In addition, the NCI continues to treat patients in a Phase I clinical trial designed to evaluate the safety, tolerability, and pharmacokinetics of ispinesib as monotherapy in patients with leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.

•	In the fourth quarter, Cytokinetics continued to enroll patients in a Phase I/II clinical trial of SB-743921, evaluating patients with non-Hodgkin’s lymphoma (NHL). This trial is an open-label, non-randomized clinical trial designed to investigate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of SB-743921, administered as a one-hour infusion on days 1 and 15 of a 28-day schedule, first without and then with the administration of granulocyte colony stimulating factor (GCSF).

Financing

•	In December, Cytokinetics sold $37.0 million of its common stock in a registered direct offering pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. Under the terms of the transaction, Cytokinetics sold 5,285,715 shares of common stock at a price of $7.00 per share to a select group of institutional investors. Net proceeds from the offering were approximately $35.0 million after all offering expenses.

Financials

Revenues from research and development collaborations for the fourth quarter of 2006 were $0.2 million, as compared to $2.1 million for the same period of 2005. Revenues for the fourth quarter of 2006 were derived from research collaborations with Amgen and GSK. Revenues for the fourth quarter of 2005 were derived from research collaborations with GSK and AstraZeneca. The decline in collaborative research revenues for the fourth quarter of 2006, compared to the same period in 2005, was primarily due to reductions in license fee, full time equivalent and milestone revenue of approximately $1.9 million by GSK, and a reduction in collaboration revenue of $0.2 million, as a result of the expiration of the research term under our collaboration agreement with AstraZeneca in December of 2005, which was partially offset by license fee revenue from Amgen of $0.1 million.

Total research and development (R&D) expenses in the fourth quarter of 2006 were $13.0 million, compared to $10.7 million for the same period in 2005. The increase in R&D expenses in the fourth quarter of 2006, compared to the same period in 2005, was primarily due to increased spending related to the manufacture of clinical supply and preclinical outsourcing costs, along with higher laboratory and personnel expenses including charges for stock-based compensation.

Total general and administrative (G&A) expenses for the fourth quarter of 2006 were $4.1 million, compared to $3.1 million for the same period in 2005. The increased spending in the fourth quarter of 2006, compared to the same period in 2005, was primarily due to increased expenses related to compensation and benefits, including charges for stock-based compensation, increased facilities outsourcing costs and higher legal fees.

Cytokinetics also reported results from its operations for the twelve months ended December 31, 2006. Revenues from research and development collaborations for the twelve months ended December 31, 2006 were $3.1 million, compared to $8.9 million for the same twelve month period in 2005. The decline in collaborative research revenues for 2006, compared to 2005, was primarily due to a decrease in license fee, full time equivalent, milestone and patent reimbursement revenues of approximately $4.8 million by GSK and a reduction in collaboration revenue of approximately $1.1 million, as a result of the expiration of the research term under our collaboration agreement with AstraZeneca in December of 2005, partially offset by license fee revenue from Amgen of $0.1 million.

Total R&D expenses for the twelve months ended December 31, 2006 were $49.2 million, compared to $40.6 million for the same twelve month period in 2005. The increased spending in 2006, compared to 2005, was primarily due to increased outsourcing costs related to the manufacture of clinical supplies and clinical trials for Cytokinetics’ cardiovascular and oncology programs, along with higher laboratory and personnel costs, including charges for stock-based compensation.

Total G&A expenses for the twelve months ended December 31, 2006 were $15.2 million, compared to $13.0 million for the same twelve month period in 2005. The increased spending in 2006, compared to 2005, was primarily due to increased personnel expenses, including charges for stock-based compensation and higher legal fees, partially offset by lower consulting and outsourcing costs.

The net loss for the twelve months ended December 31, 2006, was $57.1 million, or $1.56 per share, compared to a net loss for the same twelve month period in 2005 of $42.3 million, or $1.48 per share.

Financial Guidance for 2007

Cytokinetics also announced its financial guidance for 2007. Cytokinetics’ revenue guidance for 2007 is in the range of $11.0 to $13.0 million. Guidance for R&D expenses is in the range of $70.0 to $75.0 million and G&A expense guidance is in the range of $17.0 to $19.0 million. This guidance is on a GAAP basis and includes the estimated effects of FAS123R, which requires the expensing of stock-based compensation. Cytokinetics estimates non-cash stock-based compensation expense under FAS123R to be approximately $5.7 million in 2007.

During 2007, Cytokinetics plans to provide updates of its financial guidance for the year at each quarterly financial reporting period.

Company Milestones for 2007

Cardiovascular

CK-1827452

•	Initiation of a Phase II clinical trials program in heart failure patients is anticipated in early 2007 and is expected to comprise of at least two Phase IIa clinical trials in stable heart failure patients.

•	Initiation of additional Phase I clinical trials in special patient populations are anticipated in 2007.

Oncology

Ispinesib (SB-715992)

•	Initiation, by Cytokinetics, of a Phase I/II monotherapy clinical trial evaluating ispinesib in the first-line treatment of patients with locally advanced or metastatic breast cancer is planned in the first half of 2007.

•	In the first half of 2007, data are anticipated to be available from GSK’s Phase II clinical trial evaluating ispinesib as second- or third-line therapy in patients with advanced breast cancer, data from GSK’s Phase II clinical trial of ispinesib as second-line therapy in patients with ovarian cancer, as well as data from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine.

•	In the first half of 2007, data are anticipated to be available from Stage 1 of the NCI’s Phase II clinical trial in patients with hormone-refractory prostate cancer, and from Stage 1 of the NCI’s Phase II clinical trial in patients with hepatocellular cancer.

•	In 2007, data are anticipated to be available from Stage 1 of the NCI’s Phase II clinical trial in patients with renal cancer, and from Stage 1 of the NCI’s Phase II clinical trial in patients with melanoma, as well as data from the NCI’s Phase I clinical trial of patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.

SB-743921

•	Data from Phase I of our ongoing Phase I/II clinical trial in patients with non-Hodgkin’s lymphoma are anticipated to be available in 2007.

GSK-923295

•	A regulatory filing by GSK is anticipated in the first half of 2007 to allow for the anticipated initiation of a Phase I clinical trial in 2007.

The anticipated dates of availability of data from the clinical trials being conducted by GSK or the NCI are based on information provided by GSK or the NCI. The occurrence of these events is outside of our control.

Annual Stockholders’ Meeting

Cytokinetics’ Annual Stockholders’ Meeting will be held at the Embassy Suites Hotel located at 250 Gateway Boulevard in South San Francisco, CA at 10:00 AM on May 24, 2007.

Conference Call and Webcast Information

Members of our management team will review fourth quarter results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 7089613.

An archived replay of the webcast will be available via Cytokinetics’ website until February 28, 2007. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 7089613 from January 31, 2007 at 5:30 PM Eastern Time until February 28, 2007.

About Cytokinetics

Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs.   Cytokinetics’ development efforts are directed to advancing the movement of multiple drug candidates through clinical trials to demonstrate proof-of-concept in humans, specifically in the areas of heart failure and cancer.  Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction.  Cytokinetics’ lead compound, CK-1827452, a novel small molecule cardiac myosin activator, is expected to enter Phase II clinical trials for the treatment of heart failure in early 2007.  Under a strategic alliance established in 2006, Cytokinetics and Amgen will be conducting research with activators of cardiac myosin in order to identify potential treatments for patients with heart failure. Amgen has obtained an option for the joint development and commercialization of CK-1827452 exercisable pending Cytokinetics’ conduct of further clinical trials of CK-1827452.  Cytokinetics’ cancer program is focused to mitotic kinesins, a family of motor proteins essential to cell division.  Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin.  Ispinesib has been the subject of a broad clinical trials program comprised of nine Phase II clinical trials as well as six Phase I or Ib clinical trials.  Cytokinetics plans to conduct additional clinical trials with ispinesib and is conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma.  Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused towards the potential treatment of cancer.  GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921, exercisable pending Cytokinetics’ conduct of further clinical trials.  Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin, centromere-associated protein E (CENP-E).  GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK; GSK is expected to begin clinical trials with GSK-923295 in 2007.   All of these drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton.    The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer and cardiovascular disease. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating Cytokinetics’ financial guidance, including expected revenues and R&D and G&A expenses for 2007; the expected initiation, timing, scope, enrollment and results of Cytokinetics’ and its partners’ research and development programs, including Cytokinetics’ research and development milestones for 2007 and anticipated dates of release of data from clinical trials; the potential benefits of Cytokinetics’ drug candidates and potential drug candidates and the enabling capabilities of Cytokinetics’ biological focus; potential milestone payments and other payments and funding under Cytokinetics’ collaboration with Amgen and Cytokinetics’ and Amgen’s expected roles in commercializing drug candidates or drugs subject to that collaboration. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by the NCI to postpone or discontinue research and/or development efforts for ispinesib, or by GSK to postpone or discontinue research and/or development efforts relating to CENP-E, difficulties or delays in patient enrollment for clinical trials and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to the uncertainty of patent or trade secret protection for Cytokinetics’ intellectual property, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs and changing standards of care and the introduction by others of products or alternative therapies for the treatment of indications currently or potentially targeted by Cytokinetics’ drug candidates and potential drug candidates) the timing and receipt of funds under Cytokinetics’ collaborations and the implementation and maintenance of procedures, policies, resources and infrastructure relating to compliance with new or changing laws, regulations and practices applicable to public companies. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

###

Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Revenues:
Research and development	$55	$1,444	$1,626	$6,112
License revenues	101	700	1,501	2,800

Total revenues	156	2,144	3,127	8,912

Operating Expenses:
Research and development	13,026	10,735	49,225	40,570
General and administrative	4,109	3,105	15,240	12,975

Total operating expenses	17,135	13,840	64,465	53,545

Operating loss:	(16,979)	(11,696)	(61,338)	(44,633)
Interest and other income	1,174	760	4,746	2,916
Interest and other expense	(141)	(145)	(523)	(535)

Net loss	$(15,946)	$(11,081)	$(57,115)	$(42,252)

Net loss per common share — basic and diluted	$(0.41)	$(0.38)	$(1.56)	$(1.48)
Weighted average shares used in computing net loss per
common share — basic and diluted	39,067,107	28,844,212	36,618,141	28,582,145

Condensed Balance Sheet Data
(in thousands)
(unaudited)

		December 31,		December 31,
		2006		2005
Assets
Cash and cash equivalents	$	39,387	$	13,515
Short term investments		70,155		62,697
Other current assets		44,080		2,652

Total current assets		153,622		78,864
Property and equipment, net		9,202		6,178
Restricted investments		6,034		5,172
Other assets		658		1,247

Total assets	$	169,516	$	91,461

Liabilities and stockholders’ equity
Current liabilities	$	26,392	$	11,264
Long-term obligations		36,810		6,636
Stockholder’s equity		106,314		73,561

Total liabilities and stockholders’ equity	$	169,516	$	91,461